Exhibit 99.1

FOR IMMEDIATE RELEASE

McEwen Inc. and Canadian Gold Corp. Announce Arrangement Agreement

Toronto, Ontario and Flin Flon, Manitoba – October 14, 2025 – McEwen Inc. ("McEwen") (NYSE: MUX) (TSX:MUX) and Canadian Gold Corp. ("Canadian Gold") (TSX-V:CGC) are pleased to announce that they have entered into a definitive agreement (the "Arrangement Agreement") dated October 10, 2025, pursuant to which McEwen will acquire all of the issued and outstanding common shares of Canadian Gold by way of a statutory plan of arrangement (the "Proposed Transaction"). If the Proposed Transaction is approved by Canadian Gold shareholders and the Supreme Court of British Columbia, Canadian Gold will become a wholly-owned subsidiary of McEwen. Notice of a special meeting of Canadian Gold shareholders with a record date of October 30, 2025 and meeting date of December 5, 2025 has been filed on SEDAR+. The Proposed Transaction is expected to close in early January 2026.

Under the terms of the Arrangement Agreement, which was negotiated at arm’s length, each holder of common shares of Canadian Gold (each, a "Canadian Gold Share") will receive 0.0225 McEwen common shares (each, a "McEwen Share") for each Canadian Gold Share held (the "Exchange Ratio").

The Exchange Ratio represents a current offer price of CDN $0.60 per Canadian Gold Share, representing a 96.7% premium over the closing price of the Canadian Gold Shares on the trading day immediately prior to the public announcement of the letter of intent relating to the Proposed Transaction. Upon completion of the transaction, existing McEwen and Canadian Gold shareholders will own approximately 92% and 8% respectively, of McEwen, on both an outstanding shares and fully-diluted basis. McEwen will continue trading under the name McEwen Inc. on the New York Stock Exchange (NYSE) and the Toronto Stock Exchange (TSX) under the symbol "MUX".

Canadian Gold's principal asset is its 100% interest in the Tartan Lake Gold Mine Project (the "Tartan Mine"), located in the province of Manitoba, Canada. The Tartan Mine is a high-grade gold project and former producing mine with existing infrastructure and significant exploration potential.

Benefits of the Transaction for Canadian Gold Shareholders:

The Proposed Transaction is expected to offer significant benefits to Canadian Gold shareholders, including:

•	Exposure to McEwen's diversified portfolio of producing operations, development projects and royalties;

•	Access to McEwen's technical team with a history in gold exploration, underground mining, and mine development; and

•	An attractive premium and the enhanced liquidity of McEwen Shares from dual stock exchange listings in Canada and the US.

Benefits of the Transaction for McEwen Shareholders:

The Proposed Transaction is also expected to offer a number of significant benefits to McEwen shareholders, including:

•	Adds an increasingly rare, high-grade former producing mine in Canada with existing infrastructure. Situated close to Flin Flon, Manitoba, the Tartan Mine benefits from access to a skilled mining workforce and does not require the construction of a mining camp.

•	Potential development of the Tartan Mine has many similarities to McEwen’s Fox Complex (ramp access, mining method and proposed process plant design), leveraging McEwen’s internal skills;

•	Enhances McEwen’s development and production pipeline; and

•	Substantial exploration potential, which has been recently increased by Canadian Gold’s optioning of the adjoining Tartan West property.

Details of the Proposed Transaction

•	The Proposed Transaction is expected to be completed by way of a court-approved plan of arrangement under the Business Corporations Act (British Columbia). Under the terms of the Arrangement Agreement, McEwen will acquire all of the issued and outstanding Canadian Gold Shares in exchange for McEwen Shares on the basis of the Exchange Ratio. All outstanding options to purchase Canadian Gold Shares have been exercised as of the date of this news release. Outstanding warrants to purchase Canadian Gold Shares are exercisable prior to closing of the Proposed Transaction (the "Closing") in accordance with their terms. Any outstanding warrants that are not duly exercised prior to the Closing will be terminated without any additional compensation.

•	In order to comply with NYSE rules, Mr. Robert McEwen will not be entitled to receive newly-issued shares of McEwen representing more than 1% of the currently issued and outstanding shares of McEwen without obtaining the prior approval of McEwen shareholders, which is expected to be obtained at the next annual meeting of McEwen shareholders. If such shareholder approval is not obtained, McEwen will pay for such excess shares in cash.

•	To be effective, the Proposed Transaction will require the approval of: (a) 66 ⅔% of the votes cast by shareholders of Canadian Gold; and, (b) a simple majority of the votes cast by minority Canadian Gold shareholders in accordance with Multilateral Instrument 61-101 - Protection of Minority Security Holders in Special Transactions ("MI 61-101"), at a special meeting of Canadian Gold shareholders expected to take place on December 5, 2025 (the "Canadian Gold Meeting"). In accordance with MI 61-101, the vote of the minority Canadian Gold shareholders will exclude, among others, the shares of Canadian Gold held by McEwen, Mr. Robert McEwen, as well as Messrs. James Downey and Alexander McEwen (who are both directors of Canadian Gold nominated by Mr. Robert McEwen).

•	The Arrangement Agreement includes provisions such as conditions to closing the Proposed Transaction, and representations and warranties and covenants customary for arrangement agreements. The Arrangement Agreement also includes: (i) customary deal protection and non-solicitation provisions in favour of McEwen, including a break fee of $2.195 million payable to McEwen in certain circumstances; and (ii) provisions allowing Canadian Gold to consider and accept superior proposals, in compliance with its fiduciary duties.

•	Completion of the Proposed Transaction will be subject to customary closing conditions and receipt of necessary court and regulatory approvals, including approval of the TSX Venture Exchange, the TSX, and the NYSE.

The Arrangement Agreement was approved by the Board of Directors of both McEwen and Canadian Gold, based on the recommendation of their respective special committees comprised of independent and disinterested directors. To ensure a thorough and impartial review of the Arrangement Agreement, each company's special committee engaged an independent financial advisor. These advisors have each provided a written opinion stating that, subject to the assumptions, limitations, and qualifications set out in their respective opinions, the proposed consideration is fair from a financial perspective.

Recognizing their respective conflicts of interest as directors of McEwen and as shareholders and interested parties in Canadian Gold, Messrs. Robert McEwen and Ian Ball abstained from voting on the approval of the Arrangement Agreement by McEwen's Board of Directors. Similarly, Messrs. Alexander McEwen and Jim Downey acknowledged their conflicts of interest arising from their appointments to the Canadian Gold Board of Directors by Robert McEwen.

Further details with respect to the Proposed Transaction will be included in an information circular to be mailed to Canadian Gold shareholders in connection with the Canadian Gold Meeting. A copy of the Arrangement Agreement will be filed on each of McEwen's and Canadian Gold's SEDAR+ profiles at www.sedarplus.ca and a copy of the information circular will be filed on Canadian Gold's SEDAR+ profile at www.sedarplus.ca.

About McEwen

McEwen Inc. shares trade on both the NYSE and TSX under the ticker MUX.

McEwen provides its shareholders with exposure to a growing base of gold and silver production in addition to a very large copper development project, all in the Americas. The gold and silver mines are in prolific mineral-rich regions of the world, the Cortez Trend in Nevada, USA, the Timmins district of Ontario, Canada and the Deseado Massif in Santa Cruz province, Argentina. McEwen Inc. is also considering reactivating a gold and silver mine in Mexico.

It has a 46.4% interest in the large, long-life, advanced-stage Los Azules copper development project in San Juan province, Argentina – a region that hosts some of the country’s largest copper deposits. The Los Azules copper project is designed to be one of the world’s first regenerative copper mines and carbon neutral by 2038.

Rob McEwen, Chairman and Chief Owner, has a personal cost basis for his investment in the companies of over $200 million and takes a salary of $1 per year, aligning his interests closely with shareholders. He is a recipient of the Order of Canada, a member of the Canadian Mining Hall of Fame and a winner of the Ernest & Young Entrepreneur of the Year (Energy) award. His objective is to build MUX’s profitability, share value and eventually implement a dividend policy, as he did while building Goldcorp Inc.

For Further Information, Please Contact:

McEwen Inc. Investor Relations

(866)-441-0690 - Toll free line

(647)-258-0395

Mihaela Iancu ext. 320

info@mcewenmining.com

Social Media Accounts:

X (Twitter): https://x.com/mceweninc

Instagram: https://www.instagram.com/mceweninc/

Facebook: https://www.facebook.com/McEwenInc/

LinkedIn: https://www.linkedin.com/company/mceweninc/

About Canadian Gold

Canadian Gold Corp. is a Canadian-based mineral exploration and development company whose objective is to expand the high-grade gold resource at the past producing Tartan Mine, located in Flin Flon, Manitoba. The historic Tartan Mine currently has a 2017 indicated mineral resource estimate of 240,000 oz gold (1,180,000 tonnes at 6.32 g/t gold) and an inferred estimate of 37,000 oz gold (240,000 tonnes at 4.89 g/t gold). (Tartan Lake Project Technical Report, Manitoba, Canada, April 2017 authored by Mining Plus Canada Consulting Ltd.). The Company also holds a 100% interest in greenfield exploration properties in Ontario and Quebec adjacent to some of Canada's largest gold mines and development projects, specifically, the Canadian Malartic Mine (QC), the Hemlo Mine (ON) and Hammond Reef Project (ON). McEwen Inc. (NYSE & TSX: MUX) holds a 5.6% interest in Canadian Gold, and Robert McEwen, the founder and former CEO of Goldcorp, and Chairman and CEO of McEwen Inc., holds a 32.5% interest in Canadian Gold.

For Further Information, Please Contact:

Michael Swistun, CFA

President & CEO

Canadian Gold Corp.

(204) 232-1373

info@canadiangoldcorp.com

Social Media Accounts:

X (Twitter): https://x.com/CanadianGold_

Instagram: https://www.instagram.com/canadiangoldcorp/

Facebook: https://www.facebook.com/CanadianGoldCorp/

LinkedIn: https://www.linkedin.com/company/canadiangoldcorp/

Neither the NYSE, TSX or TSX-V have reviewed and do not accept responsibility for the adequacy or accuracy of the contents of this news release, which has been prepared by the management of McEwen and Canadian Gold.

Forward-Looking Statements

This news release contains "forward-looking information" within the meaning of applicable Canadian securities legislation. All statements, other than statements of historical fact, are forward-looking statements and are based on expectations, estimates and projections as at the date of this news release. Any statement that involves discussions with respect to predictions, expectations, beliefs, plans, projections, objectives, assumptions, future events or performance (often but not always using phrases such as "expects", or "does not expect", "is expected", "anticipates" or "does not anticipate", "plans", "budget", "scheduled", "forecasts", "estimates", "believes" or "intends" or variations of such words and phrases or stating that certain actions, events or results "may" or "could", "would", "might" or "will" be taken to occur or be achieved) are not statements of historical fact and may be forward-looking statements.

In this news release, forward-looking statements relate to, among other things, statements regarding: the Proposed Transaction; the Arrangement Agreement; the receipt of necessary shareholder, court and regulatory approvals for the Proposed Transaction; the anticipated timeline for completing the Proposed Transaction, if at all; the timing to hold the special meeting of the Canadian Gold shareholders and mailing of the management information circular regarding same; the terms and conditions pursuant to which the Proposed Transaction will be completed, if at all; the anticipated benefits of the Proposed Transaction including, but not limited to McEwen having an 100% interest in the Tartan Mine; McEwen and its subsidiaries (including Canadian Gold); the future financial and operational performance of the McEwen group; the exploration and development programs of McEwen and its subsidiaries; and potential future revenue and cost synergies resulting from the Proposed Transaction. These forward-looking statements are not guarantees of future results and involve risks and uncertainties that may cause actual results to differ materially from the potential results discussed in the forward-looking statements.

In respect of the forward-looking statements, McEwen and Canadian Gold have relied on certain assumptions that they believe are reasonable at this time, including assumptions as to the ability of the parties to receive, in a timely manner and on satisfactory terms, the necessary regulatory, court, shareholder, stock exchange and other third party approvals and the ability of the parties to satisfy, in a timely manner, the other conditions to the completion of the Proposed Transaction. This timeline may change for a number of reasons, including unforeseen delays in preparing meeting materials; inability to secure necessary regulatory, court, shareholder, stock exchange or other third-party approvals in the time assumed or the need for additional time to satisfy the other conditions to the completion of the Proposed Transaction. Accordingly, readers should not place undue reliance on the forward-looking statements and information contained in this news release concerning these times.

Risks and uncertainties that may cause such differences include but are not limited to: the risk that the Proposed Transaction may not be completed on a timely basis, if at all; the conditions to the consummation of the Proposed Transaction may not be satisfied; the risk that the Proposed Transaction may involve unexpected costs, liabilities or delays; the possibility that legal proceedings may be instituted against the McEwen, Canadian Gold and/or others relating to the Proposed Transaction and the outcome of such proceedings; the possible occurrence of an event, change or other circumstance that could result in termination of the Proposed Transaction; risks relating to the failure to obtain necessary shareholder and court approval; other risks inherent in the mining industry. Failure to obtain the requisite approvals, or the failure of the parties to otherwise satisfy the conditions to or complete the Proposed Transaction, may result in the Proposed Transaction not being completed on the proposed terms, or at all. In addition, if the Proposed Transaction is not completed, the announcement of the Proposed Transaction and the dedication of substantial resources of McEwen and Canadian Gold to the completion of the Proposed Transaction could have a material adverse impact on each of McEwen's and Canadian Gold's share price, its current business relationships and on the current and future operations, financial condition, and prospects of each McEwen and Canadian Gold.

McEwen and Canadian Gold expressly disclaim any intention or obligation to update or revise any forward-looking statements whether as a result of new information, future events or otherwise except as otherwise required by applicable securities legislation.